CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element International, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-186621) of our report dated April 12, 2013, with respect to the consolidated balance sheet as of December 31, 2011, and the related consolidated statements of operations, changes in stockholders’ deficiency in assets, and cash flows for the year ended December 31, 2011, which appear in the Annual on Form 10-K of Net Element International, Inc. (formerly Net Element, Inc.) for the fiscal year ended December 31, 2012. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

August 8, 2013